EXHIBIT 99.1

Mesa Air Group Reports 4th Quarter and Fiscal 2004 Earnings

PHOENIX, November 22, 2004 – Mesa Air Group, Inc. (NASDAQ-MESA) today announced fourth quarter after tax earnings of $10.7 million on revenues of $260.0 million, or 28 cents per share on a diluted basis (all amounts reported herein are after tax, reflect a restatement of prior year amounts and all per share amounts reported hereafter are on a diluted basis). Net income was $9.9 million or 25 cents per share for the same period of fiscal 2003. Pro forma net income for the quarter was $11.5 million, or 30 cents per share. Pro forma net income excluded the tax effects of $0.9 million relating to the second quarter one-time compensation payments, net investment losses of $0.4 million, the reversal of certain failed merger related costs of $0.2 million and the reversal of certain restructuring liabilities of $0.2 million. This compares to pro forma earnings of $9.7 million on revenues of $175.5 million, or 25 cents per share for the comparable period of fiscal 2003.

Year-to-date earnings, including restated amounts for the first quarter of fiscal 2004, were $26.3 million on revenues of $896.8 million, or 70 cents per share. 2003 year-to-date earnings were $25.3 million on revenues of $600.0 million, or 76 cents per share. Including pro forma adjustments of $12.8 million, year-to-date earnings would have been $39.1 million, or $1.00 per share. Pro forma net income excludes the costs to terminate the leases of seven Beechcraft 1900D aircraft of $7.2 million, one-time compensation payments of $4.2 million and related tax effects, net failed merger related costs of $2.0 million, the reversal of certain restructuring liabilities of $0.2 million and investment income of $0.3 million. This compares to pro forma earnings of $20.5 million, or 62 cents per share, for the comparable period of fiscal 2003.

As of September 30, 2004, the Company’s cash, marketable securities and debt investments were approximately $241.1 million, including $9.5 million of restricted cash, compared to $166.1 million as of September 30, 2003. During the fourth quarter, the Company continued its regional jet expansion by adding five regional jets to its current fleet. These deliveries increased Mesa’s fleet of regional jets to 129 regional jet aircraft, comprised of 90 50-seat regional jets, 15 70-seat regional jets and 24 86-seat regional jets. Subsequent to quarter end, the Company received two additional CRJ-200s and one CRJ-900 aircraft bringing the number of regional jets in the fleet to 132. In addition, the Company permanently financed five CRJ-900s which had been on interim financing. The Company currently has five CRJ-900s on interim financing. During the remainder of fiscal 2005, the Company is contractually committed to delivering to our partners a minimum of 13 86-seat regional jets.

On September 12, 2004, US Airways, which represented approximately 35% of the Company’s 4th quarter revenues, filed a petition for Chapter 11 bankruptcy protection. Unpaid amounts related to pre-petition obligations, net of any amounts owed by the Company to US Airways, were less than $3 million and the Company believes it is adequately reserved. The Company has been paid for all amounts due post petition in accordance with contractual terms and continues to operate its normal flight schedule. In addition, the Company has developed a number of contingency plans to address potential outcomes of US Airways’ bankruptcy.

During the quarter ended September 30, 2004, the Company repurchased approximately 1.5 million shares of its outstanding common stock. During October, the Company’s Board of Directors authorized the repurchase of up to an additional 2 million of the Company’s outstanding shares of its common stock. The Company has bought approximately 6.3 million shares of common stock under the repurchase programs first approved by the Board in December 1999.

In August and November the Company closed on its agreement with LogisTechs, Inc., a wholly-owned affiliate of GE Capital Aviation Services (GECAS), for the management and repair of its CRJ 200 aircraft rotable spare parts inventory. Under the agreement, LogisTechs financed approximately $21 million in existing spare parts inventory and committed to finance $4 million of additional spare parts to support Mesa’s CRJ-200 fleet. The Company is currently negotiating similar agreements for up to $43 million of spare parts for Mesa’s current and to be delivered fleet of Bombardier CRJ 700/900 and current fleet of Embraer 145, representing $31 million of our existing inventory and forgone purchases of $12 million.

In addition, during October the Company entered into an agreement to lease four (4) Raytheon Beech 1900D aircraft operated by its subsidiary, Air Midwest, Inc., to Gulfstream International Airlines, a regional turboprop air carrier based in Ft. Lauderdale, Florida. These aircraft and three other Beech 1900s will be taken out of the Company’s Florida operations. These actions are in furtherance of the Company’s vigorous pursuit of reducing unprofitable 19-seat flying in markets that do not have government subsidizes through the Essential Air Service program. We believe this consolidation will positively impact Air Midwest’s profitability and improve our ability to provide the best service possible throughout the remainder of our turboprop network.

“This quarter marks our most profitable quarter since September 2000,” said Jonathan Ornstein, Mesa’s Chairman and CEO. “This accomplishment is particularly notable given the current state of the airline industry and a testament to the success of our revenue guarantee business model. While we recognize the importance of our airline partners to our success and are cognizant of the challenges they face, given the recent decline in fuel prices and our partners’ significantly lower cost structures, we are becoming more optimistic. While there has been some talk recently of a potential oversupply of smaller regional jets, given the difficulty we have experienced in sourcing such aircraft to meet our partners’ needs, as well as currently announced future regional jet requirements of the major airlines, we do not believe this to be the case. We feel any oversupply will prove to be temporary and as a result of our low cost structure, will not significantly impact Mesa long term. In addition, we are looking at a number of acquisition and investment opportunities. While we will undoubtedly face challenges going forward, we believe the Company, with over $230 million in liquidity, is well positioned financially to take advantage of potential opportunities. We continue to focus on providing the highest level of operational integrity to our partners and passengers and consolidating our recent growth. Our people have done a wonderful job and we thank them for their extraordinary contribution to our current success. Lastly, it is with great sorrow that we recognize the passing of our Founder and former Chairman and CEO, Larry L. Risley. He will be greatly missed.”

Mesa’s operating statistics for the three months ended September 30,

	2004	2003	Change
Passengers	3,142,052	1,952,733	60.9%
Available Seat Miles (000s)	2,123,444	1,323,092	60.5%
Revenue passenger miles (000s)	1,564,340	875,117	78.8%
Load Factor %	73.7	66.1	7.6 pts.
Yield (cents)	16.6	20.1	-17.4%
Revenue per ASM (cents)	12.2	13.3	-8.3%
Operating Cost per ASM (cents) *	11.0	11.8	-6.8%
Average Stage length (miles)	396	355	11.5%

* Excluding one-time items

Mesa’s operating statistics for the year ended September 30,

	2004	2003	Change
Passengers	10,239,915	6,444,459	58.9%
Available Seat Miles (000s)	7,107,684	4,453,707	59.6%
Revenue passenger miles (000s)	5,035,165	2,814,480	78.9%
Load Factor %	70.8	63.2	7.6 pts.
Yield (cents)	17.8	21.3	-16.4%
Revenue per ASM (cents)	12.6	13.4	-6.0%
Operating Cost per ASM (cents) *	11.4	12.5	-8.8%
Average Stage length (miles)	390	337	15.7%

* Excluding one-time items

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	September 30,	September 30,
	2004	2003
		(Restated)
Operating revenues:
Passenger	$252,025	$169,382
Freight and other	7,984	6,127

Total operating revenues	260,009	175,509

Operating expenses:
Flight operations	81,576	62,166
Fuel	62,691	33,325
Maintenance	46,116	31,891
Aircraft and traffic servicing	18,472	12,072
Promotion and sales	1,260	1,812
General and administrative	14,989	9,627
Depreciation and amortization	9,119	4,395
Impairment and restructuring charges (credits)	(483)	—

Total operating expenses	233,740	155,288

Operating income	26,269	20,221

Other income (expense):
Interest expense	(7,416)	(4,387)
Interest income	256	307
Other income (expense)	(396)	(173)

Total other income (expense)	(7,556)	(4,253)

Income before income taxes and minority interest	18,713	15,968
Income taxes	7,992	6,118

Net income	$10,721	$9,850

Income per common share:
Basic	$0.35	$0.31
Diluted **	$0.28	$0.25
Weighted average shares — basic	30,884	31,560
Weighted average shares — diluted **	41,376	43,365

	Three Months Ended
	September 30,	September 30,
	2004	2003
		(Restated)
PRO FORMA (After tax): *
Net income	$10,721	$9,850
Reversal of failed merger related costs	(232)	—
Reversal of restructuring costs	(238)	—
Tax effects related to executive compensation	852	—
Investment (income) loss	380	491
Security appropriations received from US Airways	—	(630)

Pro forma net income	$11,483	$9,711

Pro forma income per common share
Basic	$0.37	$0.31
Diluted **	$0.30	$0.25

*	To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.

**	At September 30, 2004, the conversion features of the Company’s senior convertible notes due 2024 had not been met and therefore the dilutive effect of the notes was not included in the determination of earnings per common share. Diluted income per share would have been $0.25 and pro forma diluted income per share would have been $0.27 for the three months ended September 30, 2004 if the dilutive effect of the notes were to be included in the computation of income per common share.

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Year Ended
	September 30,	September 30,
	2004	2003
		(Restated)
Operating revenues:
Passenger	$868,415	$577,582
Freight and other	28,397	22,408

Total operating revenues	896,812	599,990

Operating expenses:
Flight operations	297,521	212,047
Fuel	194,510	113,370
Maintenance	163,463	118,543
Aircraft and traffic servicing	66,223	50,053
Promotion and sales	5,806	7,966
General and administrative	62,035	37,982
Depreciation and amortization	28,001	15,700
Impairment and restructuring charges (credits)	11,895	(10,957)

Total operating expenses	829,454	544,704

Operating income	67,358	55,286

Other income (expense):
Interest expense	(25,063)	(12,671)
Interest income	1,163	1,163
Other income (expense)	1,723	(2,758)

Total other income (expense)	(22,177)	(14,266)

Income before income taxes and minority interest	45,181	41,020
Income taxes	18,899	15,710

Income before minority interest	26,282	25,310
Minority interest	—	(5)

Net income	$26,282	$25,305

Income per common share:
Basic	$0.83	$0.80
Diluted **	$0.70	$0.76
Weighted average shares — basic	31,490	31,556
Weighted average shares — diluted **	42,640	34,998

	Year Ended
	September 30,	September 30,
	2004	2003
		(Restated)
PRO FORMA (After tax): *
Net income	$26,282	$25,305
Beech 1900 return costs	7,200	648
Executive compensation and related tax effects	4,210	—
Failed merger related costs	1,973	—
Reversal of restructuring costs	(238)	—
Net income of CCAir, including impairment	—	(7,017)
DOT settlement	—	2,421
Security appropriations received from US Airways	—	(630)
Gain on involuntary conversion of aircraft	—	(795)
Investment (income) loss	(341)	603
Minority Interest	—	5

Pro forma net income	$39,086	$20,540

Pro forma income per common share
Basic	$1.24	$0.65
Diluted **	$1.00	$0.62

*	To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.

**	At September 30, 2004, the conversion features of the Company’s senior convertible notes due 2024 had not been met and therefore the dilutive effect of the notes was not included in the determination of earnings per common share. Diluted income per share would have been $0.62 and pro forma diluted income per share would have been $0.89 for the year ended September 30, 2004 if the dilutive effect of the notes were to be included in the computation of income per common share.

Mesa’s fourth quarter results will be discussed in more detail on November 22, 2004 at 11:00 a.m. MST via teleconference. The live audio Webcast of the call will be available on Mesa’s Web site at www.mesa-air.com. There will also be a replay of the call available beginning approximately one hour after its conclusion at the same Web address.

Mesa, with projected 2005 revenues of $1 billion, currently operates 183 aircraft with over 1,000 daily system departures to over 177 cities, 41 states, the District of Columbia, Canada, Mexico and the Bahamas. It operates in the West and Midwest as America West Express; the Midwest and East as US Airways Express; in Chicago, Denver, Dulles and Los Angeles as United Express; in Kansas City with Midwest Airlines and in New Mexico and Texas as Mesa Airlines. The Company, which was founded in New Mexico in 1982, has approximately 4,900 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.

This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The Company does not intend to update these forward-looking statements prior to its next filing with the Securities and Exchange Commission.

For further information regarding this press release please contact Peter Murnane at 602-685-4010 or Peter.Murnane@Mesa-Air.Com

###